Exhibit No. 99
CONTACT: REGIS CORPORATION: Mark Fosland – SVP, Finance and Investor
Relations, 952-806-1707

For Immediate Release

REGIS REPORTS THIRD QUARTER 2015 RESULTS

MINNEAPOLIS, April 30, 2015 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal third quarter ended March 31, 2015 versus the prior year as noted below.

As a result of the Company's valuation allowance against most of its deferred tax assets, associated reported and as adjusted, after-tax results of operations are not comparable to prior periods.

•Sales of $454.0 million, a decline of ($17.6) million. Same-store sales decreased 0.7%.

◦	Same-store service and product sales decreased 0.7% and 0.9%, respectively.
•GAAP net loss of ($3.7) million or ($0.07) per diluted share.

◦	Includes ($0.07) per share due to the impact of the non-cash deferred tax valuation allowance on income tax expense and net discrete expense.

•	EBITDA, as adjusted, of $22.8 million compares to $26.0 million in the prior year quarter.

◦	Decrease of ($1.4) million from same-store sales declines.

◦
Decline of ($1.8) million mainly from planned strategic investments, higher incentives as we lap an incentive-lite year, minimum wage and other inflationary increases and lapping of certain one-time benefits, partly offset by improved salon productivity, cost savings, higher franchise royalties and fees, and reduced health insurance costs.

•	Diluted EPS, as adjusted, was ($0.07), an increase of $0.08 compared to the prior year quarter.

◦	Excluding the impact of the deferred tax valuation allowance, Diluted EPS, as adjusted, increased $0.11 per share compared to the prior year quarter.

◦
Lower depreciation, improved salon productivity, lower interest, cost savings, higher franchise royalties and fees and reduced health insurance costs were partly offset by same-store sales declines, planned strategic investments, higher incentives as we lap an incentive-lite year, minimum wage and other inflationary increases, lapping of certain one-time benefits and lower non-cash equity in earnings of Empire Education Group.

•	The current quarter GAAP net loss includes net discrete expense of $0.1 million. The prior year quarter GAAP net loss includes net discrete expense of $1.3 million. See non-GAAP reconciliations.

Dan Hanrahan, President and Chief Executive Officer, commented, “Third quarter results demonstrate we have been able to sustain improvements where we have strong leaders executing our strategy and we still have work to do. Third quarter same-store sales remained relatively consistent with results we posted over the previous three quarters, down 70 basis points. SmartStyle and Supercuts, our core value businesses, continued to outperform, posting combined service comps of 1.3%. While I am pleased over half of our business continued to post positive results during the quarter, the other half must improve in order for Regis to grow overall and achieve a broader scale turn. To that end, we are committed to improving our leadership and execution capabilities across the entire organization. Our focus remains unchanged, emphasizing leadership development, technical education programs and asset protection as key mandates to deliver longer-term sustainable growth and profitability.”
The Company provided an update on the three key priorities to improve execution and performance in fiscal 2015. These areas follow the theme of people, process and metrics enabled by real-time information to make good business decisions and drive improved execution.
Leadership Development. As part of our ongoing effort to build a leadership culture that provides an environment for stylists to succeed, we continued our work to develop, and where necessary, upgrade field leadership capabilities. We launched several important training programs during the third quarter. We introduced the next phase of Regional Vice President and Regional Director leadership training, which shifted from basic foundational development to a greater focus on salon operational excellence, execution and strategic thinking. Leveraging training programs that integrate technical education with positive leadership, we made progress in the third quarter training District Leaders and Salon Managers, and training 500 District Leaders, representing over half of our entire District Leader group. This leadership training focused on foundational leadership skills, promoting collaboration, teamwork and best practice sharing to grow salon revenues. We also piloted Salon Manager training during the third quarter focused on stylist recruitment, onboarding and retention, guest retention and basic salon operations, and are using learnings from these pilots to inform the future direction of salon manager training.
Technical Education. Providing meaningful technical education to our stylists is critical to satisfy their desire to develop their craft and make Regis their career destination. We have been working to become more localized in the way we deliver and execute technical and experiential training, by onboarding and aligning Artistic Directors with Regional Directors. We continued to make progress onboarding new Artistic Directors and developing associated training programs and tools, and the response to the training has been very positive. We also continued to leverage vendor partners to develop and pilot training programs for our people and expanded our Supercuts technical education program to accommodate growth in our franchise base.
Asset Protection. Our Asset Protection team continued helping our stylists and salons improve their sales performance and salon profitability. Through our stylist asset awareness program and salon visits, they are encouraging field leaders and stylists to make the right choices to optimize their individual success and revenues of Regis. During the third quarter, the Asset Protection team conducted approximately 900 awareness training sessions and salon visits, bringing our year to date total to approximately 2,700. Positive sales improvements from these visits were sustained in the third quarter, as our field leaders hold salons accountable for acceptable asset protection behaviors.
Mr. Hanrahan concluded, “I have confidence in our strategy, and the foundation we are building is starting to pay off. Our best leaders are responding to training and driving the cultural transformation needed to turn

Regis. The tools and executional processes we developed, in the hands of the right leaders, are working as evidenced by the sustained improvements in execution in over one half of our business. Transforming the culture across seven thousand salons and over forty thousand employees takes time, and we have significant work ahead of us before we are executing consistently across the entire portfolio, driving performance and realizing improved profitability from investments we are making today to turn around our business. That said, the other half of our business must improve for Regis to grow overall. Our team is laser focused on implementing the tools we are investing in around salon leadership development, technical education, and asset protection. While our progress continues to move in the right direction, improvement in our results will not be linear. Over time the variability will smooth as we continue to develop and upgrade our leaders.”

Comparable Profitability Measures
	(Unaudited)
	Three Months Ended March 31,		Nine Months Ended March 31,		Fiscal Years Ended June 30,
	2015	2014	2015	2014	2014	2013
	(Dollars in millions)
Revenue	$454.0	$471.6	$1,374.4	$1,408.5	$1,892.4	$2,018.7

Revenue decline %	(3.7)	(6.6)	(2.4)	(7.1)	(6.3)	(4.9)

Same-Store Sales %	(0.7)	(5.7)	(0.1)	(5.8)	(4.8)	(2.4)
Same-Store Average Ticket % Change	1.7	1.0	1.6	1.3	1.3	0.6
Same-Store Guest Count % Change	(2.4)	(6.7)	(1.7)	(7.1)	(6.1)	(3.0)

Cost of Service and Product % (1)	59.1	59.0	59.5	59.1	59.1	58.6
Cost of Service and Product %, as re-casted (1) (2)	N/A	N/A	N/A	N/A	N/A	59.6
Cost of Service and Product %, as adjusted (1)	59.1	59.0	59.5	59.1	59.1	59.0
Cost of Service % (1)	61.6	61.6	61.8	61.3	61.3	59.5
Cost of Service %, as re-casted (1) (2)	N/A	N/A	N/A	N/A	N/A	60.9
Cost of Product % (1)	49.5	48.9	50.6	50.4	50.4	55.0
Cost of Product %, as adjusted (1)	49.5	48.9	50.6	50.1	50.2	52.0

Site operating expense as % of total revenues, U.S. GAAP reported	10.4	10.6	10.6	10.7	10.7	10.1
Site operating expense as % of total revenues, as re-casted (2)	N/A	N/A	N/A	N/A	N/A	10.5
Site operating expense as % of total revenues, as adjusted	10.5	10.6	10.8	10.8	10.8	10.6

General and administrative as % of total revenues, U.S. GAAP reported	9.7	9.1	9.9	9.1	9.1	11.2
General and administrative as % of total revenues, as re-casted (2)	N/A	N/A	N/A	N/A	N/A	9.8
General and administrative as % of total revenues, as adjusted	10.0	9.0	9.9	9.1	9.1	9.4

Operating income (loss) as % of total revenues, U.S. GAAP reported	1.2	(0.7)	0.2	(2.6)	(1.8)	0.6
Operating income (loss) as % of total revenues, as adjusted	0.7	(0.5)	0.0	(0.1)	0.0	1.7

EBITDA	24.4	26.0	52.7	46.9	57.4	148.5
EBITDA, as adjusted	22.8	26.0	62.1	76.0	101.8	125.4
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1)	Excludes depreciation and amortization.

2)
During the fourth quarter of fiscal year 2013, the Company reorganized its field organization, excluding salons within the North American Premium segment. Beginning in the first quarter of fiscal year 2014, costs associated with field leaders that were previously recorded within General and Administrative expenses are now reported within Cost of Service and Site Operating expenses.

Third Quarter Results:
Revenues. Revenue in the quarter of $454.0 million declined $17.6 million, or 3.7%, compared to the prior year quarter. Same-store sales declined 0.7% compared to the prior year quarter.

Service revenues were $352.0 million, a $15.2 million decline, or 4.1%, compared to the prior year quarter. During this period, same-store service sales declined 0.7%, driven by a decline in guest traffic of 1.5%, partly offset by an increase in average ticket price of 0.8%. The remaining 340 basis point decline in service revenues compared to the prior year quarter was primarily due to a net reduction of 242 North American salons and foreign currency.
Product revenues were $91.1 million, a decrease of $3.2 million, or 3.4%, compared to the prior year quarter. Product same-store sales for the quarter declined 0.9%, driven by a decrease in average ticket of 1.2%, partly offset by an increase in guest traffic of 0.3%. The remaining 250 basis point decline in product revenues compared to the prior year quarter was primarily due to a net reduction of 242 North American salons and foreign currency.
Royalties and fees were $10.8 million, an increase of $0.8 million, or 7.8% compared to the prior year quarter. Franchisees posted positive same-store sales during the quarter and the Company added 130 net franchised locations in the last twelve months.
Cost of Service and Product. Cost of service and product, as a percent of service and product revenues, increased to 59.1% or 10 basis points compared to the prior year quarter.
Cost of service as a percent of service revenues for the quarter was flat versus the prior year quarter, at 61.6%. Improved stylist productivity and lower healthcare costs were offset by state minimum wage increases, higher field incentives, as we lap an incentive-lite year, and lapping of certain one-time benefits.
Cost of product as a percent of product revenues was 49.5%, an increase of 60 basis points when compared to the prior year quarter. The primary driver was the lapping of vendor rebates earned last year.
Site Operating Expenses. Site operating expenses of $47.1 million decreased $3.1 million compared to the prior year quarter. Excluding the impact of a discrete item in the current year quarter, site operating expenses decreased $2.4 million compared to the prior year quarter. The decrease was primarily driven by timing of marketing expenses, lower workers' compensation and insurance expenses and cost savings.
General and Administrative. General and administrative expenses of $44.1 million increased $1.0 million compared to the prior year quarter. Excluding the impact of discrete items in both periods, general and administrative expenses increased $2.8 million compared to the prior year quarter. The increase was driven by higher incentives as we lap an incentive-lite year and planned strategic investments in Asset Protection and Human Resource initiatives, partly offset by cost savings and the lapping of certain one-time costs in the prior year quarter.
Rent. Rent expense was $76.5 million, or 16.9% of revenues. As a percentage of revenues, rent decreased 20 basis points versus the prior year quarter. The net reduction of 242 North American salons was partly offset by negative leverage from same-store sales declines.
Depreciation and Amortization. Depreciation and amortization was $19.0 million compared to $28.3 million in the prior year quarter, a decrease of $9.3 million. This decrease was primarily driven by lower non-cash impairment charges in the current quarter and lower expense associated with fewer salons.
Income Tax Expense. Income tax expense of $6.8 million is primarily the result of a discrete, non-cash charge of $2.0 million to establish a valuation allowance against the majority of Canadian deferred tax assets and a $4.3 million non-cash charge relating to tax benefits on certain indefinite-lived assets that the Company cannot recognize for reporting purposes.

The presence of a valuation allowance, including the non-cash tax expense on certain indefinite-lived assets, affects comparability of income tax expense, as adjusted. This plus the discrete, non-cash charge to establish a valuation allowance affect comparability of reported tax expense.

Equity in Affiliates. Loss from equity method investments and affiliated companies was $0.3 million, representing a decrease of $0.3 million compared to the prior year quarter. This was primarily due to Empire Education Group's current loss compared to break-even results in the prior year quarter.

EBITDA, as Adjusted. EBITDA, as adjusted, which excludes the impact of equity in earnings of affiliated companies and discrete items in both periods, was $22.8 million, a decrease of $3.2 million compared to the prior year quarter.
Discrete Items. Discrete items for the current quarter netted to $0.1 million of expense, comprised of the following items:
Expense:

•	Deferred tax asset valuation allowance of $2.0 million.
Income:

•	Legal settlement, net of fees of $1.0 million.

•	Prior years' self-insurance reserves adjustment of $0.7 million.

•	Deferred compensation adjustment of $0.2 million.

Capital Allocation. At the end of the quarter, $25.9 million remained outstanding under the Company’s approved stock repurchase program. Consistent with the Company's capital allocation policy, the Company’s Board of Directors authorized an additional $50.0 million to be expended for the repurchase of the Company’s stock.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.
Regis Corporation will host a conference call via webcast discussing third quarter results today, April 30, 2015, at 10 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing (877) 681-3370 and entering access code 6115573. A replay of the presentation will be available later that day. The replay phone number is (888) 203-1112, access code 6115573.
About Regis Corporation
Regis Corporation (NYSE:RGS) is the leader in beauty salons and cosmetology education. As of March 31, 2015, the Company owned, franchised or held ownership interests in 9,567 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and First Choice Haircutters. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor

Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:
http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of significant initiatives, changes in our management and organizational structure and our ability to attract and retain our executive management team; the success of our stylists and our ability to attract, train and retain talented stylists; negative same-store sales; our ability to protect the security of sensitive information about our guests, employees, vendors or Company information; changes in regulatory and statutory laws; the effect of changes to healthcare laws; financial performance of our investment with EEG, Inc.; the Company's reliance on management information systems; the continued ability of the Company to implement cost reduction initiatives; reliance on external vendors; changes in distribution channels of manufacturers; compliance with debt covenants; financial performance of our franchisees; competition within the personal hair care industry; changes in economic conditions; failure to standardize operating processes across brands; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; changes in interest rates and foreign currency exchange rates; changes in consumer tastes and fashion trends; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(Dollars in thousands, except per share data)

	March 31, 2015	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$212,951	$378,627
Receivables, net	23,993	25,808
Inventories	131,883	137,151
Other current assets	63,972	71,680
Total current assets	432,799	613,266

Property and equipment, net	228,195	266,538
Goodwill	418,158	425,264
Other intangibles, net	17,283	19,812
Investment in affiliates	17,024	28,611
Other assets	61,864	62,458

Total assets	$1,175,323	$1,415,949

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$4	$173,501
Accounts payable	63,284	68,491
Accrued expenses	143,794	142,720
Total current liabilities	207,082	384,712

Long-term debt and capital lease obligations	120,000	120,002
Other noncurrent liabilities	201,661	190,454
Total liabilities	528,743	695,168

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 54,579,808 and 56,651,166 common shares at March 31, 2015 and June 30, 2014, respectively	2,729	2,833
Additional paid-in capital	311,264	337,837
Accumulated other comprehensive income	6,955	22,651
Retained earnings	325,632	357,460

Total shareholders’ equity	646,580	720,781

Total liabilities and shareholders’ equity	$1,175,323	$1,415,949

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Revenues:
Service	$352,015	$367,230	$1,067,079	$1,099,916
Product	91,143	94,309	274,596	278,821
Royalties and fees	10,802	10,022	32,723	29,774
	453,960	471,561	1,374,398	1,408,511
Operating expenses:
Cost of service	216,830	226,344	659,736	674,772
Cost of product	45,117	46,146	138,924	140,631
Site operating expenses	47,116	50,215	145,643	151,260
General and administrative	44,082	43,120	135,934	127,758
Rent	76,516	80,614	230,913	238,788
Depreciation and amortization	19,044	28,343	60,815	76,815
Goodwill impairment	—	—	—	34,939
Total operating expenses	448,705	474,782	1,371,965	1,444,963

Operating income (loss)	5,255	(3,221)	2,433	(36,452)

Other (expense) income:
Interest expense	(2,273)	(6,299)	(7,843)	(15,956)
Interest income and other, net	390	261	1,307	1,144

Income (loss) from continuing operations before income taxes and equity in (loss) income of affiliated companies	3,372	(9,259)	(4,103)	(51,264)

Income taxes	(6,797)	(857)	(15,865)	(72,812)
Equity in (loss) income of affiliated companies, net of income taxes	(285)	23	(11,865)	4,762

Loss from continuing operations	(3,710)	(10,093)	(31,833)	(119,314)

Income from discontinued operations, net of taxes	—	609	—	609

Net loss	$(3,710)	$(9,484)	$(31,833)	$(118,705)

Net loss per share:
Loss from continuing operations, basic and diluted	(0.07)	(0.18)	(0.58)	(2.11)
Income from discontinued operations, basic and diluted	—	0.01	—	0.01
Net loss per share, basic and diluted	$(0.07)	$(0.17)	$(0.58)	$(2.10)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	54,837	56,473	55,248	56,450

Cash dividends declared per common share	$—	$—	$—	$0.12

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Net loss	$(3,710)	$(9,484)	$(31,833)	$(118,705)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments during the period	(6,851)	(2,208)	(15,696)	(1,225)
Other comprehensive loss	(6,851)	(2,208)	(15,696)	(1,225)
Comprehensive loss	$(10,561)	$(11,692)	$(47,529)	$(119,930)

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Nine Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(31,833)	$(118,705)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	51,478	61,540
Equity in loss (income) of affiliated companies	11,865	(4,762)
Deferred income taxes	12,631	68,669
Salon asset impairment	9,337	15,275
Gain on sale of salon assets	(723)	—
Loss on write down of inventories	—	854
Goodwill impairment	—	34,939
Stock-based compensation	6,342	4,899
Amortization of debt discount and financing costs	1,336	6,027
Other non-cash items affecting earnings	266	177
Changes in operating assets and liabilities, excluding the effects of sales and acquisitions	11,628	14,801
Net cash provided by operating activities	72,327	83,714

Cash flows from investing activities:
Capital expenditures	(29,689)	(34,977)
Proceeds from sale of assets (asset acquisitions, net of cash acquired), net	1,961	(1)
Proceeds from loans and investments	—	5,056
Net cash used in investing activities	(27,728)	(29,922)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of fees	—	118,058
Repayments of long-term debt and capital lease obligations	(173,749)	(5,234)
Repurchase of common stock	(32,890)	—
Dividends paid	—	(6,793)
Net cash (used in) provided by financing activities	(206,639)	106,031

Effect of exchange rate changes on cash and cash equivalents	(3,636)	489

(Decrease) increase in cash and cash equivalents	(165,676)	160,312

Cash and cash equivalents:
Beginning of period	378,627	200,488
End of period	$212,951	$360,800

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SAME-STORE SALES (1):

	For the Three Months Ended
	March 31, 2015			March 31, 2014

	Service	Retail	Total	Service	Retail	Total
SmartStyle	1.5	(2.2)	0.3	(4.7)	(9.1)	(6.1)
Supercuts	1.0	5.2	1.4	0.3	(10.0)	(0.7)
MasterCuts	(4.8)	(6.3)	(5.1)	(8.5)	(10.0)	(8.7)
Other Value	(1.2)	2.5	(0.8)	(6.5)	(7.2)	(6.6)
North American Value	(0.2)%	(0.9)%	(0.3)%	(4.6)%	(8.9)%	(5.4)%

North American Premium	(3.3)%	(0.7)%	(2.8)%	(7.4)%	(10.9)%	(8.1)%

International	0.8%	(1.2)%	0.2%	0.1%	(3.6)%	(1.1)%

Consolidated	(0.7)%	(0.9)%	(0.7)%	(4.9)%	(8.9)%	(5.7)%

	For the Nine Months Ended
	March 31, 2015			March 31, 2014

	Service	Retail	Total	Service	Retail	Total
SmartStyle	2.8	0.1	2.0	(4.0)	(11.4)	(6.5)
Supercuts	1.0	4.4	1.3	(0.1)	(12.4)	(1.4)
MasterCuts	(4.0)	(2.9)	(3.8)	(9.0)	(16.0)	(10.3)
Other Value	(1.1)	5.0	(0.5)	(5.6)	(11.0)	(6.2)
North American Value	0.3%	1.1%	0.5%	(4.2)%	(11.9)%	(5.7)%

North American Premium	(3.3)%	(0.9)%	(2.8)%	(6.6)%	(10.0)%	(7.2)%

International	1.0%	(1.4)%	0.3%	(0.2)%	(3.4)%	(1.2)%

Consolidated	(0.3)%	0.6%	(0.1)%	(4.5)%	(10.9)%	(5.8)%
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(1) Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and year-to-date same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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REGIS CORPORATION (NYSE: RGS)
System-wide location counts

	March 31, 2015	June 30, 2014
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,616	2,574
Supercuts	1,115	1,176
MasterCuts	476	505
Other Value	1,740	1,846
Regis salons	770	816
Total North American Salons (1)	6,717	6,917
Total International Salons (2)	362	360
Total Company-owned Salons	7,079	7,277

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	127	126
Supercuts	1,336	1,213
Other Value	810	840
Total North American Salons (1)	2,273	2,179
Total International Salons (2)	—	—
Total Franchise Salons	2,273	2,179

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	215	218

Grand Total, System-wide	9,567	9,674
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(1)
The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Other Value salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.

(2)	Canadian and Puerto Rican salons are included in the North American salon totals.

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income (loss), net (loss) income, net (loss) income per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and nine months ended March 31, 2015 and 2014:

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•	Inventory reserves attributed to our inventory simplification program.

•	Self-insurance reserves adjustments.

•	Expense associated with legal cases, net of settlements.

•	Professional fees associated with the evaluation and sale of non-core assets.

•	Deferred compensation adjustments.

•	Accelerated depreciation related to our corporate office consolidation.

•	Goodwill impairment charge related to our Regis salon concept reporting unit.

•	Our portion of a deferred tax asset valuation allowance established by Empire Education Group (EEG) and other than temporary impairment associated with our investment in EEG.

•	Recovery of previously impaired investments in an affiliate.

•	Tax benefit associated with a discontinued operation.

Non-GAAP tax provision adjustments primarily relate to changes in taxable income or loss resulting from the non-GAAP reconciling items addressed above. During the three months ended December 31, 2013, the Company recorded a valuation allowance against the majority of its deferred tax assets. Any non-GAAP adjustments identified after the establishment of the valuation allowance were not tax effected in the non-GAAP tables. The non-GAAP weighted average shares adjustments are due to the change in non-GAAP net (loss) income as compared to the U.S. GAAP net (loss) income, resulting from the non-GAAP reconciling items addressed herein. Non-GAAP net (loss) income per share reflects the weighted average shares associated with non-GAAP net (loss) income, which may include the dilutive effect of common stock and convertible share equivalents, if applicable.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(unaudited)

Reconciliation of U.S. GAAP operating income (loss) and net loss to equivalent non-GAAP measures
		Three Months Ended March 31,		Nine Months Ended March 31,
	U.S. GAAP financial line item	2015	2014	2015	2014
U.S. GAAP revenue		$453,960	$471,561	$1,374,398	$1,408,511

U.S. GAAP operating income (loss)		$5,255	$(3,221)	$2,433	$(36,452)

Non-GAAP operating expense adjustments:
Inventory reserves	Cost of product	—	—	—	854
Self-insurance reserves adjustments	Site operating expense	(678)	—	(2,140)	(673)
Legal fees, net of settlements	General and administrative	(1,052)	780	(98)	2,693
Professional fees	General and administrative	—	(150)	—	339
Deferred compensation adjustments	General and administrative	(184)	—	(184)	(3,703)
Corporate office accelerated depreciation	Depreciation and amortization	—	—	—	746
Goodwill impairment	Goodwill impairment	—	—	—	34,939
Total non-GAAP operating expense adjustments		(1,914)	630	(2,422)	35,195
Non-GAAP operating income (loss) (1)		$3,341	$(2,591)	$11	$(1,257)

U.S. GAAP net loss (2)		$(3,710)	$(9,484)	$(31,833)	$(118,705)

U.S. GAAP net loss adjustments:
Non-GAAP operating expense adjustments		(1,914)	630	(2,422)	35,195
Tax provision adjustments (3)	Income taxes	2,031	1,251	2,031	77,663
EEG deferred tax asset valuation allowance and impairment	Equity in (loss) income of affiliated companies, net of income taxes	—	—	11,510	—
Recovery of previously impaired investments in affiliate	Equity in (loss) income of affiliated companies, net of income taxes	—	—	—	(3,077)
Tax benefit associated with a discontinued operation	Income from discontinued operations, net of taxes	—	(609)	—	(609)
Total non-GAAP net loss adjustments:		117	1,272	11,119	109,172
Non-GAAP net loss (2)		$(3,593)	$(8,212)	$(20,714)	$(9,533)
____________________________________
Notes:

(1)
Adjusted operating margins for the three months ended March 31, 2015 and 2014, were 0.7% and (0.5%), respectively, and were 0.0% and (0.1%) for the nine months ended March 31, 2015 and 2014, respectively, and are calculated as non-GAAP operating income (loss) divided by U.S. GAAP revenue for each respective period.

(2)
For the three months ended March 31, 2015, income tax expense of $6.8 million relates primarily to a discrete, non-cash charge of $2.0 million to establish a valuation allowance against the majority of Canadian deferred tax assets and a $4.3 million non-cash charge relating to tax benefits on certain indefinite-lived assets that the Company cannot recognize for reporting purposes. For the nine months ended March 31, 2015, income tax expense of $15.9 million relates to primarily to a discrete, non-cash charge of $2.0 million to establish a valuation allowance against the majority of Canadian deferred tax assets and a $10.9 million non-cash charge relating to tax benefits on certain indefinite-lived assets that the Company cannot recognize for reporting purposes. The presence of a valuation allowance, including the non-cash tax expense on certain indefinite-lived assets, affects comparability of income tax expense, as adjusted. This plus the discrete, non-cash charge to establish a valuation allowance affect comparability of reported tax expense.

(3)
During the three months ended December 31, 2013, the Company recorded a valuation allowance against the majority of its deferred tax assets. Any non-GAAP adjustments identified after the establishment of the valuation allowance were not tax effected in the table. For the nine months ended March 31, 2014, non-GAAP operating expense adjustments identified prior to the valuation allowance, except the goodwill impairment, were tax effected using 37%. The goodwill impairment had a tax benefit of approximately $6.3 million for the nine months ended March 31, 2014 as the charge was only partly deductible for income tax purposes.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(Unaudited)

Reconciliation of U.S. GAAP net loss per diluted share to non-GAAP net loss per diluted share
	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
U.S. GAAP net loss per share (1)	$(0.068)	$(0.168)	$(0.576)	$(2.103)
Non-GAAP adjustments (2):
Inventory reserves	—	—	—	0.009
Self-insurance reserves adjustments	(0.012)	—	(0.039)	(0.008)
Legal fees, net of settlements	(0.019)	0.014	(0.002)	0.035
Professional fees	—	(0.003)	—	0.003
Deferred compensation adjustments	(0.003)	—	(0.003)	(0.049)
Corporate office accelerated depreciation	—	—	—	0.008
Goodwill impairment	—	—	—	0.507
Deferred tax asset valuation	0.037	0.022	0.037	1.495
Impact of income tax rate difference	—	—	—	(0.002)
EEG deferred tax asset valuation allowance and impairment	—	—	0.208	—
Recovery of previously impaired investments in affiliate	—	—	—	(0.055)
Tax benefit associated with a discontinued operation	—	(0.011)	—	(0.011)
Non-GAAP net loss per share (1) (3)	$(0.066)	$(0.145)	$(0.375)	$(0.169)

U.S. GAAP Weighted average shares - basic and diluted	54,837	56,473	55,248	56,450
Non-GAAP Weighted average shares - diluted	54,837	56,473	55,248	56,450
____________________________________
Notes:

(1)
For the three months ended March 31, 2015, income tax expense of $6.8 million relates primarily to a discrete, non-cash charge of $2.0 million to establish a valuation allowance against the majority of Canadian deferred tax assets and a $4.3 million non-cash charge relating to tax benefits on certain indefinite-lived assets that the Company cannot recognize for reporting purposes. For the nine months ended March 31, 2015, income tax expense of $15.9 million relates to primarily to a discrete, non-cash charge of $2.0 million to establish a valuation allowance against the majority of Canadian deferred tax assets and a $10.9 million non-cash charge relating to tax benefits on certain indefinite-lived assets that the Company cannot recognize for reporting purposes. The presence of a valuation allowance, including the non-cash tax expense on certain indefinite-lived assets, affects comparability of income tax expense, as adjusted. This plus the discrete, non-cash charge to establish a valuation allowance affect comparability of reported tax expense. For the three months ended March 31, 2015, the Company evaluated GAAP diluted EPS with and without the full effects of the valuation allowance and calculated an impact of $0.07, including net discrete expense. The same evaluation on diluted EPS, as adjusted, resulted in a $0.08 and $0.05 impact on the three months ended March 31, 2015 and 2014, respectively, an increase of $0.03 when comparing the three months ended March 31, 2015 to the comparable prior year period. Excluding the $0.03 increase for the full effects of the valuation allowance, Diluted EPS, as adjusted, increased $0.11 when comparing the three months ended March 31, 2015 to the comparable prior year period.

(2)
During the three months ended December 31, 2013, the Company recorded a valuation allowance against the majority of its deferred tax assets. Any non-GAAP adjustments identified after the establishment of the valuation allowance were not tax effected in the table. For the nine months ended March 31, 2014, non-GAAP operating expense adjustments identified prior to the valuation allowance, except the goodwill impairment, were tax effected using 37%. The goodwill impairment had a tax benefit of approximately $6.3 million for the nine months ended March 31, 2014 as the charge was only partly deductible for income tax purposes.

(3)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

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REGIS CORPORATION
Reconciliation of reported U.S. GAAP net loss to adjusted EBITDA, a non-GAAP financial measure
(Dollars in thousands)
(unaudited)

Adjusted EBITDA
EBITDA represents U.S. GAAP net loss for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines EBITDA, as adjusted, as EBITDA excluding equity in (loss) income of affiliated companies, and identified items impacting comparability for each respective period. For the three and nine months ended March 31, 2015 and 2014, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items and accelerated depreciation related to the corporate office consolidation are already included in the reported U.S. GAAP net loss to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to EBITDA, as adjusted. The impact of the Company's portion of the deferred tax asset valuation allowance established by EEG, the impairment on the Company's investment in EEG, and the recovery of previously impaired investments in an affiliate, are already included by excluding the impact of the Company’s equity in (loss) income of affiliated companies, net of taxes, as reported.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Consolidated reported net loss, as reported (U.S. GAAP)	$(3,710)	$(9,484)	$(31,833)	$(118,705)
Interest expense, as reported	2,273	6,299	7,843	15,956
Income taxes, as reported	6,797	857	15,865	72,812
Depreciation and amortization, as reported	19,044	28,343	60,815	76,815
EBITDA (as defined above)	$24,404	$26,015	$52,690	$46,878

Equity in loss (income) of affiliated companies, net of income taxes, as reported	285	(23)	11,865	(4,762)
Inventory reserves	—	—	—	854
Self-insurance reserves adjustments	(678)	—	(2,140)	(673)
Legal fees, net of settlements	(1,052)	780	(98)	2,693
Professional fees	—	(150)	—	339
Deferred compensation adjustments	(184)	—	(184)	(3,703)
Goodwill impairment	—	—	—	34,939
Income from discontinued operations, net of income taxes, as reported	—	(609)	—	(609)
Adjusted EBITDA, non-GAAP financial measure	$22,775	$26,013	$62,133	$75,956

REGIS CORPORATION
Reconciliation of reported U.S. GAAP revenue change to same-store sales
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Revenue decrease, as reported (U.S. GAAP)	(3.7)%	(6.6)%	(2.4)%	(7.1)%
Effect of new stores and conversions	(0.6)	(0.7)	(0.7)	(0.8)
Effect of closed salons	2.9	2.3	2.6	2.7
Effect of foreign currency	1.3	0.3	0.6	0.3
Other	(0.6)	(1.0)	(0.2)	(0.9)
Same-store sales, non-GAAP	(0.7)%	(5.7)%	(0.1)%	(5.8)%

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